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As filed with the Securities and Exchange Commission on May 30, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRESSGEN BIOTECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

British Columbia, Canada	[N/A]
(State of Incorporation)	(I.R.S. Employer Identification No.)

4445 Eastgate Mall, Second Floor
San Diego, CA 92121
(Address of principal executive offices)

2001 EQUITY INCENTIVE PLAN
1996 SHARE INCENTIVE PLAN
(Full title of the plans)

DONALD D. TARTRE
Vice President and Chief Financial Officer
STRESSGEN BIOTECHNOLOGIES CORPORATION
4445 Eastgate Mall, Second Floor
San Diego, CA 92121
(858) 812-5616
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie M. Robinson, Esq.
Denise L. Woolard, Esq.
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2001 Equity Incentive Plan Stock Options and Common Stock (no par value)	3,500,000 shares	$3.80(1)	$14,141,088.20(1)	$3,536

1996 Share Incentive Plan Stock Options and Common Stock (no par value)	221,339 shares

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457 (h)(1) of the Securities Act of 1933, as amended (the "Securities Act"). The price per share and aggregate offering price are calculated on the basis of the $5.88 average of the high and low sales prices of Registrant's Common Shares on May 25, 2001, as reported on The Toronto Stock Exchange, converted into dollars at an exchange rate of.64655 Canadian dollars per U.S. dollar.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Form 10-K/A filed by Stressgen Biotechnologies Corporation (the "Company") on April 10, 2001 for the year ended December 31, 2000 with the Securities and Exchange Commission (the "SEC") is incorporated by reference into this Registration Statement except as modified or superseded herein:

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

    The authorized share capital of the Company consists of 125,000,000 shares divided into 100,000,000 Common Shares and 25,000,000 Preference Shares ("Preferred Shares"). As of May 3, 2001, 50,066,000 Common Shares and no Preferred Shares were issued and outstanding.

  Common Shares

    The holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company and to attend and vote at such meetings, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of the Preferred Shares, the holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the Board of Directors of the Company may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of the Company, such holders are entitled to receive on a pro-rata basis all of the assets of the Company remaining after payment of all of the Company's liabilities, subject to the rights of holders of Preferred Shares. The Common Shares carry no pre-emptive or conversion rights.

  Preferred Shares

    The Preferred Shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by the Company's Board of Directors. The holders of Preferred Shares are entitled to priority over the holders of Common Shares with respect to payment of dividends and distributions in the event of the dissolution, liquidation or winding-up of the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In accordance with Section 128 of the Company Act (British Columbia) (the "BCCA"), the Company's Articles provide that the Company will indemnify every person who is or was one of the Company's directors or, at the Company's request, serving as a director of another corporation of which the Company is or was a shareholder. The Company may indemnify every person who is or was one of the Company's officers, employees or agents or, at the Company's request, serving as an officer, employee or agent of another company or organization, a trust, joint venture or partnership. Indemnification covers losses, charges and expenses incurred as a result of actions in such capacities. The Company is also empowered under its Articles and the BCCA to purchase insurance on behalf of any person who the Company is required or permitted to indemnify. Pursuant to this provision, the Company currently maintains directors and officers insurance coverage.

EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

EXHIBITS

Exhibit Number	Description	Notes
5.1	Opinion of Borden Ladner Gervais LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Borden Ladner Gervais LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1	2001 Equity Incentive Plan.
99.2	Form of Stock Option Agreement for use with 2001 Equity Incentive Plan.
99.3	1996 Share Incentive Plan.	(1)
99.2	Form of Stock Option Agreement for use with 1996 Share Incentive Plan.	(2)

(1)
Incorporated by reference to Exhibit 10.10 of the annual report on Form 10-K filed April 2, 2001.

(2)
Incorporated by reference to Exhibit 10.11 of the annual report on Form 10-K filed April 2, 2001.

UNDERTAKINGS

Item 9. Undertakings.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 29, 2001.

STRESSGEN BIOTECHNOLOGIES CORPORATION
By:	/s/ DONALD D. TARTRE
Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

    KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel L. Korpolinski and Donald D. Tartre, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL L. KORPOLINSKI (Daniel L. Korpolinski)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2001
/s/ DONALD D. TARTRE (Donald D. Tartre)	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2001
/s/ WILLIAM A. COCHRANE (William A. Cochrane, M.D.)	Director, Chairman of the Board	May 30, 2001
/s/ DARRELL ELLIOTT (Darrell Elliott)	Director	May 30, 2001
/s/ STEVEN C. MENDELL (Steven C. Mendell)	Director	May 30, 2001
/s/ RICHARD A. YOUNG (Richard A. Young, Ph.D.)	Director	May 30, 2001

EXHIBIT INDEX

Exhibit Number	Description	Notes
5.1	Opinion of Borden Ladner Gervais LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Borden Ladner Gervais LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1	2001 Equity Incentive Plan.
99.2	Form of Stock Option Agreement for use with 2001 Equity Incentive Plan.
99.3	1996 Share Incentive Plan.	(1)
99.2	Form of Stock Option Agreement for use with 1996 Share Incentive Plan.	(2)

(1)
Incorporated by reference to Exhibit 10.10 of the annual report on Form 10-K filed April 2, 2001.

(2)
Incorporated by reference to Exhibit 10.11 of the annual report on Form 10-K filed April 2, 2001.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXEMPTION FROM REGISTRATION CLAIMED
EXHIBITS
UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX